CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2016, relating to the financial statements and financial highlights of Hatteras Alpha Hedged Strategies Fund, Hatteras Long/Short Equity Fund, Hatteras Long/Short Debt Fund, Hatteras Managed Futures Strategies Fund, Hatteras Market Neutral Fund, Hatteras Alternative Multi-Manager Fund, and Hatteras Disciplined Opportunity Fund, each a series of Hatteras Alternative Mutual Funds Trust, for the year ended December 31, 2015, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2016